                                  COMMON STOCK

                               PURCHASE AGREEMENT

                                     BETWEEN

                                 METRICOM, INC.

                                       AND

                          VULCAN VENTURES INCORPORATED


                                OCTOBER 10, 1997



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                                TABLE OF CONTENTS

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        1.     AUTHORIZATION...........................................................  1

        2.     AGREEMENT TO SELL AND PURCHASE THE SHARES...............................  1

        3.     DELIVERY OF THE SHARES.  ...............................................  1

        4.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................  2

               4.1    Organization and Qualification...................................  2
               4.2    Authorized Capital Stock.........................................  2
               4.3    Due Execution, Delivery and Performance of the
                      Agreement........................................................  2
               4.4    Approval of Purchaser as "Interested
                      Stockholder......................................................  3
               4.5    Issuance, Sale and Delivery of the Shares........................  3
               4.6    Additional Information...........................................  3
               4.7    No Material Change...............................................  4
               4.8    Los Angeles Contract.............................................  4
               4.9    Compliance with Laws.............................................  4

        5.     REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................  4

               5.1    Organization and Qualification...................................  4
               5.2    Due Execution, Delivery and Performance of the
                      Agreement........................................................  4
               5.3    Investment Representations.......................................  4
               5.4    Interested Stockholder...........................................  5
               5.5    Proxy Statement..................................................  5

        6.     COVENANTS OF THE COMPANY................................................  5

               6.1    Stockholders Meeting.............................................  5
               6.2    Conduct of Business..............................................  6
               6.3    Additional Issuances.............................................  7

        7.     COVENANTS OF PURCHASER..................................................  8

               7.1    Credit Facility..................................................  9
               7.2    Restrictions on Transfer.........................................  9
               7.3    Standstill Agreement............................................. 10
               7.4    Acquisition of the Company by Purchaser.......................... 11
               7.5    "Market Stand-off" Agreement..................................... 12
               7.6    Disclosure....................................................... 13

        8.     ADDITIONAL COVENANTS OF THE PARTIES..................................... 13

               8.1    Board Composition................................................ 13
               8.2    Independent Director Action...................................... 14
               8.3    Proxy Statement.................................................. 14
               8.4    Regulatory Approval.............................................. 15
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               8.5    Amendment of Certificate of Incorporation or
                      Bylaws........................................................... 15

        9.     CONDITIONS TO CLOSING................................................... 15

               9.1    Conditions to Purchaser's Obligations at the
                      Closing.......................................................... 15

                      (a)    Representations and Warranties True;
                             Performance of Obligations................................ 15
                      (b)    Consents, Permits, and Waivers............................ 16
                      (c)    Absence of Restraint...................................... 16
                      (d)    Statutory Requirements.................................... 16
                      (e)    Stockholder Approval...................................... 16
                      (f)    Seventh Amendment to Registration Rights
                             Agreement................................................. 16
                      (g)    Board of Directors........................................ 16
                      (h)    Legal Opinion............................................. 16
                      (i)    Compliance Certificate.................................... 16

               9.2    Conditions to Obligations of the Company......................... 16

                      (a)    Representations and Warranties True;
                             Performance of Obligations................................ 17
                      (b)    Consents, Permits, and Waivers............................ 17
                      (c)    Absence of Restraint...................................... 17
                      (d)    Stockholder Approval...................................... 17
                      (e)    Statutory Requirements.................................... 17
                      (f)    Seventh Amendment to Registration Rights
                             Agreement................................................. 17
                      (g)    Legal Opinion............................................. 17
                      (h)    Fairness Opinion.......................................... 17
                      (i)    Compliance Certificate.................................... 18

        10.    TERMINATION AND AMENDMENT............................................... 18

               10.1   Termination...................................................... 18
               10.2   Effect of Termination............................................ 18
               10.3   Amendment........................................................ 18

        11.    MISCELLANEOUS........................................................... 18

               11.1   Survival of Representations, Warranties and
                      Agreement........................................................ 18
               11.2   No Transfer of Rights............................................ 19
               11.3   Restricted Securities; Legends................................... 19
               11.4   Fees and Expenses................................................ 19
               11.5   Notices.......................................................... 19
               11.6   Headings......................................................... 20
               11.7   Severability..................................................... 20
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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               11.8   Governing Law.................................................... 20
               11.9   Counterparts..................................................... 20
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Schedule I     Schedule of Exceptions


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Exhibit A      Seventh Amendment to Registration Rights Agreement
Exhibit B      Opinion of Cooley Godward LLP
Exhibit C      Opinion of Irell & Manella
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
                                  COMMON STOCK
                               PURCHASE AGREEMENT


        This COMMON STOCK AGREEMENT is made as of October 10, 1997 between METRICOM, INC. (the "Company"), a corporation organized under the laws of the State of Delaware with its principal office at 980 University Avenue, Los Gatos, California 95030, and VULCAN VENTURES INCORPORATED, a corporation organized under the laws of the State of Washington ("Purchaser").

        IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and Purchaser agree as follows:

        1. AUTHORIZATION. The Board of Directors of the Company has authorized the issuance and sale of up to six million four thousand one hundred sixty-seven (6,004,167) shares of its Common Stock (the "Shares"), consisting of one tranche of four million six hundred fifty thousand (4,650,000) shares of its Common Stock (the "Firm Shares") and one tranche of up to one million three hundred fifty-four thousand one hundred sixty-seven (1,354,167) shares (the "Contingent Shares").

        2. AGREEMENT TO SELL AND PURCHASE THE SHARES. Subject to the terms and conditions hereof:

               (a) Purchaser agrees to purchase the Firm Shares from the Company, and the Company agrees to sell and issue the Firm Shares to Purchaser at a price of twelve dollars ($12.00) per share.

               (b) If, by October 15, 1997, Purchaser does not own or have the right to acquire at least three million (3,000,000) shares of Common Stock (excluding the Shares), Purchaser agrees to purchase from the Company, and the Company agrees to sell and issue to Purchaser, at a price of twelve dollars ($12.00) per share, a portion (or all) of the Contingent Shares equal to the difference between (i) one million three hundred fifty-four thousand one hundred sixty-seven (1,354,167) and (ii) the number of shares, if any, by which the number of shares of Common Stock (excluding the Shares) which Purchaser owns or has the right to acquire as of the Closing Date exceeds one million nine hundred thirteen thousand two hundred forty-five (1,913,245).

               (c) Notwithstanding the foregoing, the number of Shares to be purchased by Purchaser shall not under any circumstances exceed that number which causes Purchaser, together with its Affiliates (as hereinafter defined), to be the beneficial owner as of the Closing Date of more than forty-nine and nine-tenths percent (49.9%) of the outstanding Common Stock of the Company.

        3. DELIVERY OF THE SHARES. The completion of the purchase and sale of the Shares (the "Closing") shall occur at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, as soon as practicable (but not more than three business days) after the satisfaction or waiver of all of the conditions to closing set forth herein, or at such other place and time as the Company and Purchaser may agree. At the Closing, the Company shall deliver to Purchaser one or more stock certificates registered in the name of Purchaser.

        4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Purchaser as follows:

               4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to conduct its business as currently conducted and is duly qualified in each state of the United States in which the failure to be so qualified would have a material adverse effect on its business or properties.

               4.2 AUTHORIZED CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists of (a) fifty million (50,000,000) shares of Common Stock, $.001 par value per share, of which thirteen million six hundred eighty-three thousand seven hundred fifty-six (13,683,756) shares were outstanding as of October 9, 1997 and (b) two million (2,000,000) shares of undesignated Preferred Stock, $.001 par value per share, none of which is issued and outstanding. All of the outstanding shares of Common Stock were validly issued and are outstanding, fully paid and nonassessable. Except for (i) four million sixty-four thousand nine hundred eighty-one (4,064,981) shares of Common Stock subject to options granted under the Company's 1988 Stock Option Plan, 1993 Non-Employee Directors' Stock Option Plan, 1997 Equity Incentive Plan and 1997 Non-Officer Equity Incentive Plan (the "Option Plans"), (ii) three hundred fifty thousand (350,000) shares of Common Stock reserved for issuance under the Company's 1991 Employee Stock Purchase Plan (the "Purchase Plan"), (iii) two hundred fifty thousand (250,000) shares of Common Stock subject to outstanding warrants held by a financial advisor to the Company, (iv) two hundred twenty-five thousand (225,000) shares of Common Stock subject to options granted to members of the Company's Board of Directors and Wireless Communications Industry Advisory Board and (v) three million ninety-two thousand seven hundred eight-four (3,092,784) shares of Common Stock issuable upon conversion of 8% Convertible Subordinated Notes due 2003, there are not outstanding as of the date of this Agreement any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities exercisable for or convertible into shares of its capital stock. As of the date of this Agreement, the Company has available for future grant nine hundred fifty-four thousand four hundred forty-seven (954,447) shares of Common stock for issuance pursuant to the Option Plans.

               4.3 DUE EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENT. The Company's execution, delivery and performance of the Agreement, the Seventh Amendment to Registration Rights Agreement (the "Seventh Amendment") and the transactions contemplated hereby and thereby, based on the representations of Purchaser set forth in Section 5.4 hereof, (a) have been duly authorized under applicable Delaware law by all requisite corporate action by the Company, including the unanimous vote of those directors in attendance at the meeting at which such authorization was given, and (b) will not violate any law or the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or By-Laws of the Company or any provision of any material indenture, mortgage, agreement, contract or other material instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any of their respective properties or assets is bound as of the date hereof, or result in a breach of or constitute (upon notice or lapse of time or both) a default under any such indenture, mortgage, agreement, contract or other material instrument or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or other encumbrance, of any material nature whatsoever, upon any properties or assets of the Company or any subsidiary. Upon execution and delivery, and assuming the valid execution thereof by Purchaser, the Agreement and the Seventh Amendment will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               4.4 APPROVAL OF PURCHASER AS "INTERESTED STOCKHOLDER." In connection with its approval of the transactions contemplated hereby, the Board of Directors of the Company understands and intends that, by virtue of and upon Purchaser's entry into this Agreement, Purchaser will become an "interested stockholder" of the Company within the meaning of Section 203 of the Delaware General Corporation Law.

               4.5 ISSUANCE, SALE AND DELIVERY OF THE SHARES. When issued and paid for pursuant to the terms of this Agreement, the Shares to be sold hereunder by the Company will be validly issued and outstanding, fully paid and nonassessable.

               4.6 ADDITIONAL INFORMATION. The Company represents and warrants that the information contained in the following documents, which the Company has furnished to Purchaser or will furnish prior to the Closing, did not or will not, as the case may be, at the respective dates of filing with the Securities and Exchange Commission (the "Commission") or, with respect to any proxy statement, the date of mailing to stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading:

                      (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (without exhibits);

                      (b) the Company's Quarterly Reports on Form 10-Q for the three-month periods ended June 30, 1997 and September 30, 1997;

                      (c) Notice to Stockholders and Proxy Statement for its Annual Meeting of Stockholders held on May 1, 1997;

                      (d) Notice to Stockholders and Proxy Statement for the Special Meeting of Stockholders to be held in connection with the transactions contemplated hereby (except for information included therein that is furnished by or related to Purchaser and its affiliates or associates of such affiliates, as those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, "Affiliates")); and

                      (e) all other documents, if any, filed by the Company with the Commission since January 1, 1997 pursuant to the reporting requirements of the Exchange Act.

               4.7 NO MATERIAL CHANGE. As of the date of this Agreement, other than continuing operating losses not materially inconsistent with past operating results, there has been no material adverse change in the financial condition or results of operations of the Company since June 30, 1997.

               4.8 LOS ANGELES CONTRACT. Termination by the Company of its contractual arrangements with respect to the deployment and operation of Ricochet wireless data transmission systems for the City of Los Angeles would not result in material contractual liability (in excess of $500,000) to the Company.

               4.9    COMPLIANCE WITH LAWS.  To its knowledge, the
Company is not in violation of any applicable statute, rule, regulation or order of the United States or any state in which the Company is engaged in business the effect of which violation would be materially adverse to the financial condition or results of operations of the Company and would seriously undermine the prospects of the Company.

        5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company as follows:

               5.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to conduct its business as currently conducted.

               5.2 DUE EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENT. Purchaser has full right, power, authority and capacity to enter into this Agreement and the Seventh Amendment and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Seventh Amendment, and (ii) upon execution and delivery, this Agreement and the Seventh Amendment shall constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               5.3 INVESTMENT REPRESENTATIONS. Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in this Agreement. Purchaser hereby represents and warrants as follows:

                      (a)    Purchaser, taking into account the
personnel and resources it can practically bring to bear on the purchase of the Shares contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares.

                      (b)    Purchaser is acquiring the number of
Shares set forth in Section 2 above in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares and no arrangement or understanding with any other persons regarding the distribution of such Shares.

                      (c)    Purchaser will not, directly or
indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the terms and conditions hereof.

                      (d)    Purchaser is an "accredited investor"
within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

               5.4 INTERESTED STOCKHOLDER. In each case within the meaning of
Section 203 of the Delaware General Corporation Law:

                      (a) at no time since immediately prior to the time the Company's Board of Directors approved the transactions contemplated by this Agreement through the time of the signing hereof, has Purchaser or any "affiliate" or "associate" of Purchaser "owned" fifteen percent (15%) or more of the Company's "voting stock"; and

                      (b) there are no facts, known to Purchaser or any "affiliate" or "associate" of Purchaser, that have not been disclosed to the Company that relate to whether Purchaser or any "affiliate" or "associate" of Purchaser, directly or indirectly, through one or more intermediaries, "controls" or "controlled" or is or was "controlled by" or is or was "under common control with" the Company.

               5.5 PROXY STATEMENT. All information included in the Proxy Statement (as defined in Section 8.3) furnished by or relating to Purchaser and its Affiliates will not, at the date of mailing of the Proxy Statement to the stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which made, not misleading.

        6. COVENANTS OF THE COMPANY. The Company hereby covenants and agrees with Purchaser as follows:

               6.1 STOCKHOLDERS MEETING. The Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby. The proxy materials relating to such meeting shall contain the recommendation of the Board of Directors of the Company that the stockholders approve this Agreement and the transactions contemplated hereby unless the Board of Directors determines that the making of such recommendation is not consistent with the fulfillment of its fiduciary duties.

               6.2    CONDUCT OF BUSINESS.

                      (a) Subject to Section 6.2(b) below, from and after the date of this Agreement to and including the Closing Date, the Company will carry on its business consistent with its past practices and, except with Purchaser's consent, will not effect any corporate actions other than in the ordinary course of business, including (i) soliciting, initiating or engaging in any discussions or negotiations concerning any Transaction Proposal (as hereinafter defined), (ii) substantially altering the Company's business plan or adopting a new business plan, (iii) electing a new Chief Executive Officer, (iv) making new commitments for capital expenditures in excess of five million dollars ($5,000,000) in any one quarter or (v) making new contractual commitments (excluding commitments to the parties identified on SCHEDULE I) involving disbursements in excess of one million dollars ($1,000,000) for any one contract.

                      (b) Notwithstanding anything to the contrary contained in this Section 6.2 or elsewhere in this Agreement, nothing in this Agreement shall be construed to prohibit the Company, its subsidiaries, officers, directors or advisors from: (i) with respect to certain parties previously identified to Purchaser in a memorandum dated October 10, 1997 (the "Identified Companies"), directly or indirectly soliciting or initiating the submission of any Transaction Proposal (as hereinafter defined); (ii) continuing preexisting discussions with the parties identified in the Schedule of Exceptions attached hereto as SCHEDULE I (none of which discussions presently involves a Transaction Proposal) and consummating the transactions contemplated by such discussions; or (iii) with respect to any Transaction Proposal from any of the Identified Companies or any unsolicited Transaction Proposal from any other party (A) participating in any discussions or negotiations regarding, or furnishing to any persons or entities any non-public information with respect to, such Transaction Proposal or potential Transaction Proposal; (B) approving, endorsing or recommending such Transaction Proposal or (C) entering into any letter of intent, contract or other instrument with respect to such Transaction Proposal. In its sole discretion, the Board of Directors of the Company may recommend approval of any such Transaction Proposal to the stockholders of the Company.

                      (c)    If, prior to the Closing Date or the
termination of this Agreement, the Company receives any

Transaction Proposal, it will so advise Purchaser a reasonable period of time prior to such time, if any, as the Board of Directors of the Company approves such Transaction Proposal and will afford Purchaser an opportunity to discuss with the Company what, if any, response Purchaser may desire to make with respect to such Transaction Proposal.

                      (d)    If, prior to the Closing Date or the
termination of this Agreement, the Board of Directors recommends to its stockholders, or enters into a definitive agreement to consummate, a Transaction Proposal (other than with Purchaser or its Affiliates) that involves (i) a merger involving the Company in which the stockholders of the Company immediately prior to the transaction would own a minority of the surviving or acquiring entity, (ii) a sale or other disposition of more than twenty percent (20%) of the consolidated assets of the Company and its subsidiaries, (iii) a liquidation or dissolution of the Company, or (iv) a sale or disposition of, or other business combination involving, the issuance of capital stock of the Company representing more than twenty percent (20%) of the outstanding Common Stock of the Company, then the Company shall pay to Purchaser, by wire transfer or certified check, a fee of three million dollars ($3,000,000); provided, however, that if the transactions contemplated by this Agreement are subsequently consummated, Purchaser shall immediately repay to the Company, by wire transfer or certified check, such fee of three million dollars ($3,000,000).

                      (e)    For purposes of this Agreement,
"Transaction Proposal" shall mean any proposal (other than any proposal by Purchaser or its Affiliates) regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving the Company; (ii) any sale, lease, exchange, transfer or other disposition of more than twenty percent (20%) of the assets of the Company or any subsidiary of the Company; and (iii) any offer to purchase (whether from the Company or otherwise), tender offer, exchange offer or similar transaction involving the capital stock of the Company.

                      (f) Notwithstanding anything to the contrary contained in this Section 6.2 or elsewhere in this Agreement, at any time after the date hereof, the Company may file with the Commission a Current Report on Form 8-K with respect to this Agreement and may file a copy of this Agreement and any related agreement as an exhibit to such Report.

               6.3    ADDITIONAL ISSUANCES.

                      (a) At any time after the Closing, so long as Purchaser (together with its Affiliates) holds of record or beneficially owns at least twenty percent (20%) of the Common Stock of the Company (the "Minimum Percentage"), in the event the Company shall issue (an "Additional Issuance") any capital stock, including securities of any type that are, or may become, convertible into or exercisable or exchangeable for capital stock of the Company (the "Additional Securities"), Purchaser shall have the right to subscribe for and to purchase that number of Additional Securities such that Purchaser holds the same percentage of the Company's outstanding capital stock immediately prior to and immediately following the Additional Issuance (the "Pro Rata Share"); provided, however, that this Section 6.3 shall not apply to shares issued

                           (i)      to employees, officers or directors
of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements;

                          (ii)      pursuant to any options, warrants,
conversion rights or other rights or agreements outstanding as of the date of this Agreement;

                         (iii)      for consideration other than cash
pursuant to a merger, consolidation, acquisition or similar business combination;

                          (iv)      in connection with any stock split,
stock dividend or recapitalization by the Company;

                           (v)      pursuant to any equipment leasing
arrangement or debt financing from a bank or similar financial institution; and

                          (vi)      in connection with any strategic
transaction involving the Company and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements; provided, however, that the exception set forth in this subsection (vi) shall not apply to the extent any individual strategic transaction involves the issuance of shares of Common Stock in excess of five percent (5%) of the currently outstanding shares of Common Stock or all such strategic transactions together involve the issuance of shares of Common Stock in excess of ten percent (10%) of the currently outstanding shares of Common Stock.

                      (b)    If the Company proposes an Additional
Issuance, the Company shall, at least thirty (30) days prior to the proposed closing date of such issuance, give written notice to Purchaser and offer to sell to Purchaser its Pro Rata Share of the Additional Securities at the lowest price per share, and otherwise on the same terms and conditions, offered to other investors. Such notice shall describe the type of Additional Securities which the Company is offering to Purchaser, the price of the Additional Securities and the general terms upon which the Company will issue same. Purchaser shall have fifteen (15) days from the date of mailing of any such notice to agree to purchase its Pro Rata Share of such Additional Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of Additional Securities to be purchased. Sale and issuance of the Additional Securities which Purchaser has elected to purchase shall be effected within forty-five (45) days of the date of the original notice, but only after compliance with all governmental regulations, including but not limited to the expiration of the applicable waiting periods under the Hart- Scott-Rodino Antitrust Improvement Act of 1976 and the rules promulgated thereunder (the "HSR Act").

                      (c)    In the event that, at any time,
Purchaser's percentage ownership (calculated pursuant to Section 6.3(a) above) shall be decreased as a result of (i) any transfer by Purchaser or any of its Affiliates to one or more transferees that are not Affiliates of Purchaser of any Shares or other securities held of record or beneficially owned by Purchaser or its Affiliates, or (ii) Purchaser's not purchasing the full amount of Additional Securities offered for purchase pursuant to this Section 6.3, a new percentage ownership level shall be established based on Purchaser's percentage ownership in effect immediately following such transfer or Additional Issuance (the "Reduced Percentage Ownership"), and thereafter the Company shall be required to offer to Purchaser only such number of Additional Securities pursuant to this Section 6.3 as would permit Purchaser to maintain the Reduced Percentage Ownership.

        7. COVENANTS OF PURCHASER. Purchaser hereby covenants and agrees with the Company as follows:

               7.1 CREDIT FACILITY. From and after the date of this Agreement, to and including the Closing Date, Purchaser will, upon written request of the Company from time to time, make available to the Company up to ten million dollars ($10,000,000) in the form of an unsecured credit facility (the "Credit Facility"); provided, however, that any balance under the Credit Facility outstanding on the Closing Date shall be repaid from the net proceeds to the Company from the sale of the Shares or from the net proceeds to the Company from the sale of other securities in one or more capital-raising transactions. The Credit Facility shall have a term of nine (9) months from the initial drawdown of the Credit Facility, any outstanding balance shall bear interest at the rate of twelve percent (12%) per annum, payable quarterly, and each advance under the Credit Facility shall be evidenced by a promissory note to the foregoing effect. Prior and as a condition to the initial drawdown under the Credit Facility, Purchaser shall have received an opinion of Cooley Godward LLP to the effect that such promissory note(s), when delivered by the Company in connection with each drawdown, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               7.2    RESTRICTIONS ON TRANSFER.

                      (a)    Purchaser agrees not to make any
disposition of all or any portion of the Shares unless and until:

                           (i)      There is then in effect a
registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                          (ii)      (A)  The transferee has agreed in
writing to be bound by this Section 7.2, and (B) Purchaser or any transferor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require agreements of transferees or opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                         (iii)      Notwithstanding the provisions of
paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by Purchaser or any transferor which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its stockholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to such holder's family member or trust for the benefit of such holder, provided the transferee will be subject to the terms of this Section 7.2.

                      (b)    If Purchaser (or Purchaser and its
Affiliates together) proposes to transfer, directly or indirectly, shares of Common Stock representing more than twenty percent (20%) of the then outstanding Common Stock of the Company to any single transferee not affiliated with Purchaser (with any group of affiliated transferees or multiple transferees acting in concert considered to be a single transferee for purposes of this provision), Purchaser may effect such transfer only (i) with the prior express approval of a majority of the directors of the Company serving on the Board of Directors prior to and after the Closing Date or successors to such directors appointed or elected pursuant to the procedure described in
Section 8.1(d) below (such directors being hereinafter referred to as "Independent Directors" and such approval being hereinafter referred to as "Approval of the Independent Directors") or (ii) if such transferee or transferees shall agree to make, as soon as practicable after such transfer, a bona fide offer, through a tender offer or otherwise, to purchase a pro rata portion of the outstanding Common Stock held by stockholders other than Purchaser or the transferee or transferees on the same terms and conditions as the proposed transfer; provided, however, that such requirement shall not apply to transfers to Affiliates of Purchaser that agree to be bound by the restrictions set forth in this Section 7.2.

                      (c)    Any purported transfer of Shares in
violation of this Agreement shall be void and of no effect, and shall not operate to transfer any interest or title to the purported transferee. Transfers to any Affiliate of Purchaser shall be effective only if such Affiliate of Purchaser agrees in writing to be bound by the restrictions contained herein applicable to Purchaser.

               7.3    STANDSTILL AGREEMENT.

                      (a)    Except with the Approval of the
Independent Directors, Purchaser will not (and will not assist or encourage others affiliated with it to), and Purchaser will ensure that its Affiliates do not (and will not assist or encourage others affiliated with them to), directly or indirectly:

                           (i)      make, effect, initiate, cause or
participate in (A) any acquisition of ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company or any subsidiary or other Affiliate of the Company,
(B) any acquisition of any assets of the Company or any subsidiary or other Affiliate of the Company except as anticipated hereby, or (C) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other Affiliate of the Company, or involving any securities or assets of the Company or any subsidiary or other Affiliate of the Company; or

                          (ii)      initiate, propose, make or in any way
participate in, directly or indirectly, any "solicitation" of "proxies" to vote, or seek to influence any person or entity with respect to voting of, any securities of the Company against the election of any of the Independent Directors, or become a "participant" in a "solicitation" or "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act) in any election contest with respect to the removal of any of the Independent Directors.

                      (b) Notwithstanding Section 7.3(a)(i) above, Purchaser and its Affiliates may acquire equity securities of the Company (i) as provided in Section 7.4 below and (ii) from and after the Closing to the extent that such acquisition does not cause Purchaser's and its Affiliates' aggregate beneficial ownership of the outstanding capital stock of the Company to increase to a percentage of the then outstanding capital stock of the Company that exceeds the sum of (A) Purchaser's and its Affiliates' aggregate beneficial ownership of the outstanding capital stock of the Company immediately after the Closing as a percentage of the outstanding capital stock of the Company immediately after the Closing and (B) ten (10) percentage points.

                      (c) This Section 7.3 shall cease to have any further force or effect if any person or group makes a bona fide tender offer to purchase more than fifty percent (50%) of the then outstanding shares of capital stock of the Company (determined as if all convertible securities were converted into shares of Common Stock); provided, however, that this paragraph (c) shall not be applied to any tender offer caused, influenced, encouraged, induced, assisted or participated in by Purchaser or any of its Affiliates.

                      (d) Purchaser acknowledges that money damages would not be a sufficient remedy for any breach of this Section 7.3 by Purchaser or its directors, officers, employees or agents and that, in addition to all other remedies, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or any threatened breach, and Purchaser further agrees to waive and to use its best efforts to cause Purchaser's directors, officers, employees or agents to waive, any requirement for the securing or posting of any bond in connection with such remedy.

        7.4    ACQUISITION OF THE COMPANY BY PURCHASER.

               (a) If, at any time after the date of this Agreement, Purchaser or any of its Affiliates intend to acquire all of the outstanding equity securities not held of record or beneficially owned by Purchaser or its Affiliates (the "Independent Shares"), Purchaser shall notify the Company in writing of such intention. The Company may, upon approval of the Board of Directors, enter into an agreement with respect to such proposal so long as such agreement does not provide for any "breakup" or "topping" fee, expense reimbursement or other similar payment by the Company in the event that the transactions contemplated by such proposal are not consummated. Purchaser will ensure that any such proposal submitted by Purchaser or any of its Affiliates and any agreement of the Company with respect thereto will be on terms and conditions consistent with, and that do not render impracticable, the procedures set forth in this Section 7.4.

               (b) For ninety (90) days following receipt of such notice (or such shorter period, if any, as the Independent Directors may deem appropriate), the Independent Directors shall have full authority to conduct a "market check" with respect to the proposed transaction, which may include (i) authorizing the Company's independent financial advisors to (A) advise the market and potential acquirors of the Company that Purchaser has submitted a proposal to acquire the Independent Shares and that offers by other persons or entities to acquire the Company or the Independent Shares may be submitted for consideration by the Independent Directors and the Board of Directors as a whole and (B) provide other customary investment banking services with respect to any offers that may be received; (ii) causing the Company to enter into engagement letters or customary terms with such financial advisors with respect to the foregoing services; and (iii) disclosing any non-public information concerning the Company or any of its subsidiaries to, or affording any access to the properties, books or records of the Company or any of its subsidiaries to any person or entity desiring to submit such an offer.

               (c) In the event that, (i) within such ninety (90) day period (or such shorter period, if any, as the Independent Directors may deem appropriate), the Company receives a proposal to acquire the Independent Shares or the Company (whether through merger, acquisition of all or substantially all of the Company's assets, a tender or exchange offer for the Company's securities, or otherwise) that the Board of Directors determines, after consultation with its independent financial advisors, would be reasonably likely to result in a transaction more favorable than Purchaser's proposal, from a financial point of view, to the holders of the Independent Shares (a "Superior Proposal"), and (ii) the Board of Directors causes the Company to enter into a definitive agreement to effect the transactions contemplated by the Superior Proposal or recommends to the stockholders of the Company the acceptance of the Superior Proposal, Purchaser shall (and shall cause its Affiliates to) cast its votes or submit proxies in favor of such Superior Proposal at any meeting of stockholders held to approve such Superior Proposal or shall tender its shares of the Company in response to any tender offer made in connection with the Superior Proposal, unless such recommendation is withdrawn or modified because the Company has received a proposal that is determined by the

Board of Directors, as set forth above, to be superior to the Superior Proposal, or for any other reason.

               (d) In the event that, within the ninety (90) day period (or such shorter period, if any, as the Independent Directors may deem appropriate), the Company does not receive a Superior Proposal, the Company and Purchaser may consummate the transactions contemplated by Purchaser's proposal, provided that the Board has received an opinion from an independent financial advisor, in form and substance satisfactory to the Independent Directors, to the effect that the transaction is fair to the holders of the Independent Shares from a financial point of view and that the price to be received by the holders of the Independent Shares in the transaction includes a control premium comparable to that which would be obtained in an auction of the Company unconstrained by the effects of the existence of any dominant or controlling ownership interest.

               7.5 "MARKET STAND-OFF" AGREEMENT. Purchaser agrees not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by it during the ninety (90) day period following the effective date of a registration statement of the Company filed under the Securities Act in connection with any underwritten public offering of Common Stock (or other securities) of the Company if so requested by the Company and the underwriters; provided that:

                      (a) all officers and directors of the Company enter into similar agreements; and

                      (b)    such time period may be waived or
shortened by such underwriter.

The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such period.

               7.6 DISCLOSURE. Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement.

        8.     ADDITIONAL COVENANTS OF THE PARTIES.

               8.1    BOARD COMPOSITION.

                      (a) Upon the Closing, appropriate action shall be taken so that the Company's Board of Directors will consist of the individuals identified in the memorandum dated October 10, 1997 from the Company to Purchaser (the "Board Memorandum"). If the number of authorized members of the Board is increased, the number of Independent Directors shall be proportionately increased.

                      (b)    For so long as any Independent Director
continues as a member of the Board of Directors of the Company, the Company shall maintain in effect all (or implement equivalent) compensatory plans, programs and other benefits that are in effect immediately prior to the Closing for the benefit of non-employee directors of the Company, including without limitation, stock plans, expense reimbursement, indemnification agreements and liability insurance, and the Company shall continue to operate such plans, programs and benefits in a manner consistent with past practice.

                      (c)    At any meeting of stockholders of the
Company at which the election of directors is submitted to a vote of the stockholders, Purchaser shall cause the Board of Directors of the Company to include on the slate of nominees for election those Independent Directors who are in the class whose term of office is then ending and shall recommend to the stockholders the election of such Independent Directors. In casting votes (or giving proxies) with respect to the election of any of the Independent Directors submitted for a vote of the stockholders of the Company, Purchaser shall vote (and Purchaser shall cause any Affiliate of Purchaser to vote) all shares held of record or beneficially owned by Purchaser or its Affiliates, respectively, in the same proportion as the votes cast in favor of or withheld from such nominees for Independent Directors by other holders of Common Stock of the Company.

                      (d) In the event of any vacancy on the Board created as a result of the resignation, death, disability, removal or disqualification of any of the Independent Directors, an Independent Director Nominating Committee composed of the remaining Independent Directors, after consultation with the other directors, shall be entitled to select a nominee to complete the remaining term of the Independent Director whose position was vacated and either (i) such nominee shall be elected as an Independent Director by action of the full Board of Directors or (ii) if such nominee is not so elected, the Board shall call a special meeting of stockholders of the Company to consider and vote on the election of such nominee. In connection with such election, Purchaser shall vote (and Purchaser shall cause any Affiliate of Purchaser to vote) with respect to the election of such new Independent Director in accordance with Section 8.1(c) hereof. Nothing contained herein shall be deemed to preclude or restrict any stockholder of the Company who is not affiliated or associated with Purchaser from nominating a person for election to the Board, in accordance with procedure set forth in the Company's By-Laws, and any person so nominated who is then elected as a director shall be deemed to be an Independent Director.

               8.2    INDEPENDENT DIRECTOR ACTION.

                      (a)    Without the Approval of the Independent
Directors, Purchaser shall not (and shall not permit any of its Affiliates to):
(i) engage in any transaction with the Company or any subsidiary of the Company other than in the ordinary course of business or having a dollar value less than twenty-five thousand dollars ($25,000); or (ii) agree to any amendment of, or waiver of any rights under, this Agreement or any other agreement to which the Company and Purchaser or any its Affiliates are parties.

                      (b)    No Sale of the Company (as hereinafter
defined) may be authorized by any corporate action on the part of the Company unless (i) the Company shall have first engaged a nationally recognized investment banking firm selected with the Approval of the Independent Directors and (ii) such firm has rendered to the Board an opinion, satisfactory in form and substance to the Independent Directors, to the effect that the transaction is fair, from a financial point of view, to the stockholders of the Company and that the price to be received by the stockholders of the Company in the transaction includes a control premium comparable to that which would be obtained in an auction of the Company unconstrained by the effects of the existence of any dominant or controlling ownership interest.

                      (c)    A "Sale of the Company" shall mean any
form of merger with, recapitalization, restructuring, liquidation, dissolution or sale of all or substantially all the assets of, or similar business combination or other similar transaction with or involving the Company or any of its subsidiaries (other than with Purchaser or any of its Affiliates).

               8.3 PROXY STATEMENT. As promptly as practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the Commission a Proxy Statement in connection with the transactions contemplated hereby (the "Proxy Statement"), and the Company shall respond promptly to any comments of the Commission or its staff with respect thereto. The Company will afford Purchaser a reasonable opportunity to review and comment on the proposed form of

Proxy Statement prior to its filing with the Commission. Purchaser shall promptly furnish to the Company all information concerning Purchaser, its subsidiaries and its stockholders as may be required or reasonably requested in connection with any action contemplated by this Section 8.3. Such Proxy Statement shall include as an exhibit the opinion from the Company's financial advisor referred to in Section 9.2(h). The Company shall (a) notify Purchaser promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and (b) supply Purchaser with copies of all correspondence with the Commission or its staff with respect to the Proxy Statement. Whenever any event occurs that should be set forth in an amendment or supplement to the Proxy Statement, Purchaser or the Company, as the case may be, shall promptly inform the other of such occurrence and shall cooperate in filing with the Commission or its staff, and, if appropriate, mailing to stockholders of the Company, such amendment or supplement.

               8.4 REGULATORY APPROVAL. The Company and Purchaser shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any federal, state, local, municipal, foreign or other governmental body ("Governmental Body") with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Purchaser shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the transactions contemplated by this Agreement. The Company and Purchaser shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Purchaser shall (A) give the other party prompt notice of the commencement of any action, suit, litigation, arbitration, preceding or investigation ("Legal Proceeding") by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such Legal Proceeding, and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the transactions contemplated by this Agreement.

               8.5 AMENDMENT OF CERTIFICATE OF INCORPORATION OR BYLAWS. The Company and Purchaser shall take all steps reasonably necessary to amend the Company's Certificate of

Incorporation and By-Laws to implement the rights and obligations of the parties contained herein to the extent necessary or appropriate under Delaware law. The Company's Certificate of Incorporation and By-Laws shall be amended to provide that, to the full extent permitted by the Delaware General Corporation Law, the filling of vacancies on the Board of Directors may be effected by written consent of a majority in interest of the stockholders.

        9.     CONDITIONS TO CLOSING.

               9.1 CONDITIONS TO PURCHASER'S OBLIGATIONS AT THE CLOSING. Purchaser's obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:

                      (a)    REPRESENTATIONS AND WARRANTIES TRUE;
PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Section 4 hereof shall have been true and correct in all material respects as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (other than the Closing Date), which shall remain true and correct in all material respects as of such particular date, and the Company shall have performed in all material respects all covenants and obligations herein required to be performed or observed by it on or prior to the Closing.

                      (b)    CONSENTS, PERMITS, AND WAIVERS.  On or
prior to the Closing Date, Purchaser shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Seventh Amendment to Registration Rights Agreement (except for such as may be properly obtained subsequent to the Closing).

                      (c)    ABSENCE OF RESTRAINT.  No order to
restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby shall have been entered by any court or other governmental authority and no litigation shall be pending which challenges or seeks to restrain or prohibit the consummation of the transactions contemplated hereby.

                      (d)    STATUTORY REQUIREMENTS.  All statutory
requirements and regulatory approvals for the valid consummation by Purchaser of the transactions contemplated by this Agreement, including the termination of the waiting period of the HSR Act if such filing is required, shall have been fulfilled or received.

                      (e) STOCKHOLDER APPROVAL. On or prior to the Closing Date, the transactions contemplated by this Agreement shall have been approved by the affirmative vote of the stockholders of the Company as required by applicable law or the requirements of the Nasdaq Stock Market applicable to National Market securities.

                      (f) SEVENTH AMENDMENT TO REGISTRATION RIGHTS AGREEMENT. The Company and holders of at least fifty-one percent (51%) of the Registrable Securities (as defined in the original Registration Rights Agreement, dated June 23, 1986, as amended to date) shall have entered into the Seventh Amendment to Registration Rights Agreement, in substantially the form attached hereto as EXHIBIT A.

                      (g)    BOARD OF DIRECTORS.  As of the Closing,
all necessary corporate action shall have been taken to the effect that, effective immediately following the Closing, the Board of Directors of the Company shall consist of the individuals determined pursuant to the Board Memorandum.

                      (h)    LEGAL OPINION.  Purchaser shall have
received from Cooley Godward LLP an opinion addressed to it, dated as of the Closing, substantially in the form attached hereto as EXHIBIT B.

                      (i) COMPLIANCE CERTIFICATE. The Company shall have delivered to Purchaser or its counsel a Compliance Certificate, executed by the President and the Chief Financial Officer of the Company, dated as of the date of the Closing, to the effect that the conditions specified in subsections
(a) through (h) of Section 9.2 have been satisfied.

               9.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions:

                      (a)    REPRESENTATIONS AND WARRANTIES TRUE;
PERFORMANCE OF OBLIGATIONS. The representations and warranties made by Purchaser in Section 5 hereof shall have been true and correct in all material respects as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (other than the Closing
Date), which shall remain true and correct in all material respects as of such particular date, and Purchaser shall have performed in all material respects all covenants and obligations herein required to be performed or observed by it on or prior to the Closing.

                      (b)    CONSENTS, PERMITS, AND WAIVERS.  On or
prior to the Closing Date, the Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Seventh Amendment to Registration Rights Agreement (except for such as may be properly obtained subsequent to the Closing).

                      (c)    ABSENCE OF RESTRAINT.  No order to
restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby shall have been entered by any court or other governmental authority and no litigation shall be pending which challenges or seeks to restrain or prohibit the consummation of the transactions contemplated hereby.

                      (d) STOCKHOLDER APPROVAL. On or prior to the Closing Date, the transactions contemplated by this Agreement shall have been approved by the affirmative vote of the holders of a majority of the capital stock of the Company represented and voting on such matters, excluding the shares of capital stock held by Purchaser and its Affiliates or which Purchaser and its Affiliates have the sole or shared power to vote (the "Requisite Vote").

                      (e)    STATUTORY REQUIREMENTS.  All statutory
requirements and regulatory approvals for the valid consummation by Purchaser of the transactions contemplated by this Agreement, including the termination of the waiting period of the HSR Act if such filing is required, shall have been fulfilled or received.

                      (f) SEVENTH AMENDMENT TO REGISTRATION RIGHTS AGREEMENT. Purchaser and holders of at least fifty-one percent (51%) of the Registrable Securities (as defined in the original Registration Rights Agreement, dated June 23, 1986, as amended to date) shall have entered into the Seventh Amendment to Registration Rights Agreement, in substantially the form attached hereto as EXHIBIT A.

                      (g) LEGAL OPINION. The Company shall have received from Irell & Manella an opinion addressed to it, dated as of the Closing, substantially in the forms attached hereto as Exhibit C.

                      (h)    FAIRNESS OPINION.  The opinion of Furman
Selz LLC to the Company's Board of Directors, dated the date hereof, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the stockholders of the Company shall not have been withdrawn or modified.

                      (i) COMPLIANCE CERTIFICATE. Purchaser shall have delivered to the Company or its counsel a Compliance Certificate, executed by the President and the Chief Financial Officer of Purchaser, dated as of the date of the Closing, to the effect that the conditions specified in subsections (a) through (h) of
Section 9.1 have been satisfied.

        10.    TERMINATION AND AMENDMENT.

               10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                      (a)    by mutual agreement of the Company and
Purchaser;

                      (b) by either the Company or Purchaser if this Agreement shall not have been consummated by January 31, 1998, unless extended by mutual agreement or unless the failure to consummate the Agreement is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Closing Date; or

                      (c) by either the Company or Purchaser if the meeting of the Company's stockholders shall have been concluded and:

                           (i)      with respect to Purchaser, the vote
of the Company's stockholders required by applicable laws to approve the transactions contemplated by this Agreement shall not have been obtained; or

                          (ii)      with respect to the Company, the
Requisite Vote of the stockholders shall not have been obtained.

               10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except as set forth in Section 6.2(c), and except for the provisions set forth in Sections 7.3(a), (c) and (d), which shall continue for a period of three (3) years from the date of this Agreement, unless the failure to consummate this Agreement or the transactions contemplated hereby is attributable to a failure on the part the Company to perform any material obligation required to be performed by the Company. Notwithstanding the foregoing, nothing in this Section 10.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement.

               10.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        11.    MISCELLANEOUS.

               11.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENT. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and Purchaser herein and in the certificates for the Shares delivered pursuant hereto shall survive the execution of this Agreement and shall expire as of and be of no further force or effect after the Closing.

               11.2 NO TRANSFER OF RIGHTS. Except as otherwise provided herein, no rights granted to Purchaser hereunder may be assigned or otherwise conveyed by Purchaser to any transferee.

               11.3 RESTRICTED SECURITIES; LEGENDS. Notwithstanding the foregoing, Purchaser understands that (i) the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or exemption from registration; (ii) each certificate representing the Shares will be endorsed with the following legends:

                      (a)    THE SECURITIES REPRESENTED HEREBY HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                      (b) Any legend required to be placed thereon by applicable federal or state securities laws.

and (iii) the Company will instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legends are satisfied.

               11.4 FEES AND EXPENSES. Each of the parties hereto shall bear its own expenses in connection with negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated hereby, including, but not limited to, legal, accounting and investment banking fees and expenses.

               11.5 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be in writing, shall be mailed by first-class registered or certified airmail, or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as follows:

                      (a)    if to the Company, to:

                             Metricom, Inc.
                             980 University Avenue
                             Los Gatos, California 95030
                             Attention: Chief Executive Officer

                             with a copy so mailed to:

                             Cooley Godward LLP
                             One Maritime Plaza, 20th Floor
                             San Francisco, CA 94111-3580
                             Attention: James C. Gaither

or to such other person at such other place as the Company shall designate to Purchaser in writing; and

                      (b)    if to Purchaser, at its address as set
forth at the end of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

               11.6 HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

               11.7 SEVERABILITY. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

               11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as to matters between the Company and its stockholders and other matters of corporate governance and, as to all other matters, with the laws of the State of California, without regard to the choice of law provisions thereof, and the federal law of the United States of America.

               11.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                                   METRICOM, INC.



                                                   By:
                                                          Robert P. Dilworth
                                                          Chief Executive
Officer



                                                   VULCAN VENTURES INCORPORATED



                                                   By:


                                                   Address:

                                                   110-110th Avenue N.E.
                                                   Suite 550
                                                   Bellevue, WA 98004
                                                   Attention: William Savoy

                                    EXHIBIT A


                              SEVENTH AMENDMENT TO
                          REGISTRATION RIGHTS AGREEMENT


        This SEVENTH AMENDMENT TO REGISTRATION RIGHTS AGREEMENT is entered into as of _________________, 1997, by and between METRICOM, INC., a Delaware corporation (the "Company"), and VULCAN VENTURES INCORPORATED ("Vulcan Ventures"), each as indicated by its execution and delivery of the counterpart signature pages attached hereto.

                                   WITNESSETH

        WHEREAS, the Company and certain of its security holders (including Vulcan Ventures) are parties to that certain Registration Rights Agreement, originally dated as of June 23, 1986, as amended to date (the "Registration Rights Agreement"); and

        WHEREAS, pursuant to that certain Common Stock Purchase Agreement dated as of October __, 1997, between the Company and Vulcan Ventures (the "Vulcan Ventures Agreement"), Vulcan Ventures has purchased from the Company [________________] shares of the Company's Common Stock (the "Vulcan Shares") and has the right, under certain circumstances, to purchase Additional Securities (as defined in the Vulcan Ventures Agreement); and

        WHEREAS, the Company and the holders of the requisite percentage of Registrable Securities (as defined in the Registration Rights Agreement) desire to amend the Registration Rights Agreement to permit the Company to grant to Vulcan Ventures registration rights as set forth in Sections 2 ("Form S-3 Registration") and 3 ("Piggyback Registration"), respectively, of the Registration Rights Agreement with respect to the Vulcan Shares and any Additional Securities; and

        WHEREAS, the Company and the holders of the requisite percentage of Registrable Securities desire to amend the Registration Rights Agreement to provide that any individual holder of Registrable Securities who holds at least twenty-five percent (25%) of the then outstanding Registrable Securities can request that the Company effect any Registration (as defined in the Registration Rights Agreement) on Form S-3.

        NOW, THEREFORE, the parties hereto agree as follows:

        1. The execution and delivery by Vulcan Ventures of this Seventh Amendment to Registration Rights Agreement shall for all purposes be deemed to be, as of the date first set forth above, the execution of a counterpart of the Registration Rights Agreement as required pursuant to Section 8 of the Registration Rights Agreement. Accordingly, Vulcan Ventures shall be deemed to be, as of the date first set forth above, a party to the Registration Rights Agreement with respect to the Vulcan Shares and any Additional Securities, in addition to any other Registrable Securities currently held by it, and shall continue to be considered an "Investor" for all purposes of the Registration Rights Agreement. Notwithstanding the foregoing, the Vulcan Shares and any Additional Securities shall be eligible for Form S-3 Registration and Piggyback Registration only.

        2. In accordance with Section 8 of the Registration Rights Agreement, Schedule A to the Registration Rights Agreement shall be amended to include the Vulcan Shares upon execution and delivery of this Seventh Amendment to Registration Rights Agreement by Vulcan Ventures.

        3. Schedule A to the Registration Rights Agreement shall be further amended to include only those holders and those holders' shares which are eligible for registration rights as of the date first set forth above.

        4. In accordance with Section 12.6 of the Registration Rights Agreement, the first sentence of Section 2.3 thereof is hereby amended to read as follows:

               Subject to the terms of this Agreement, in the event that the Company receives from either (a) an individual Holder who holds at least twenty-five percent (25%) of the then outstanding Registrable Securities (each of such Holders being referred to herein as a "Major Holder") or (b) Holders who in the aggregate hold at least twenty-five percent (25%) of the then outstanding Registrable Securities, excluding Registrable Securities held by Major Holders, a written request that the Company effect any Registration on Form S-3 (or any successor form to Form S-3 regardless of its designation) at a time when the Company is eligible to register securities on Form S-3 (or any successor form to Form S-3 regardless of its designation) for an offering of Registrable Securities, the Company will promptly give written notice of the proposed Registration to all Holders and will as soon as practicable use its best efforts to effect Registration of the Registrable Securities specified in such request, together with all or such portion of the Registrable Securities of any Holder joining in such request as are specified in a written request delivered to the Company within 30 days after written notice from the Company of the proposed Registration.


        IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment to Registration Rights Agreement as of the date first set forth above.


COMPANY                                 REGISTRABLE SECURITIES HOLDER

METRICOM, INC.



By:                                     By:
    Robert P. Dilworth                         (signature)
    Chief Executive Officer
                                        Name:
                                               (printed name)

                                        Title:
                                               (if a corporation)

                                        Common Shares
                                         Outstanding:

                                        Common Shares
                                         Exercisable
                                         Under Warrant:


                                        VULCAN VENTURES INCORPORATED



                                        By:

                                        Name:

                                        Title:

                                   SCHEDULE A

                                    INVESTORS


                                              REGISTRABLE                  REGISTRABLE
SHARES
                                                SHARES                     EXERCISABLE
INVESTOR                                      OUTSTANDING                 UNDER WARRANT

                                    EXHIBIT B

                          OPINION OF COOLEY GODWARD LLP


(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as currently conducted;

(b) The authorized capital stock of the Company consists of (a) 50,000,000 shares of common stock, $.001 par value per share, and (b) 2,000,000 shares of undesignated preferred stock, $.001 par value;

(c) The Company's execution, delivery and performance of the Agreement (a) have been duly authorized under Delaware law by all requisite corporate action by the Company, and
       (b) will not violate any applicable provision of federal law, the law of the State of California or the General Corporation Law of the State of Delaware or the Amended and Restated Certificate of Incorporation or By-Laws of the Company or any provision of any material agreement, contract or instrument (i.e., those agreements, contracts and instruments included or incorporated by reference as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 together with any other agreements, contracts or instruments identified by the Company as being required to be so filed if such Report covered the period to the date of the opinion) or result in a breach of or constitute (upon notice or lapse of time or both) a default under any such agreement, contract or instrument (except that no opinion need be rendered as to any issue governed by Delaware law upon which Delaware legal counsel has opined);

(d) Upon execution and delivery, the Agreement will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (except that no opinion need be rendered as to any issue governed by Delaware law upon which Delaware legal counsel has opined); and

(e) When issued and paid for, the Shares to be sold by the Company will be validly issued, fully paid and nonassessable.

       Note: Cooley Godward may rely on opinions of other firms with respect to certain regulatory matters.

                                    EXHIBIT C

                           OPINION OF IRELL & MANELLA


(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, has all requisite corporate power and authority to conduct its business as currently conducted and is duly qualified in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business or properties;

(b) Purchaser's execution, delivery and performance of the Agreement (a) have been duly authorized under Washington law by all requisite corporate action by Purchaser, and
       (b) will not violate any applicable provision of federal law, the law of the State of California or the General Corporate Code of the State of Washington or the Articles of Incorporation or Bylaws of Purchaser or any provision of any material agreement, contract or instrument to which Purchaser is a party or by which it is bound, or result in a breach of or constitute (upon notice or lapse of time or both) a default under any such agreement, contract or instrument; and

(c) Upon execution and delivery, and assuming the valid execution thereof by Purchaser, the Agreement will constitute a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).